AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

UNI CORE HOLDINGS CORPORATION

The undersigned, James Chia-Hsun Wu, hereby certifies that:

ONE:  He is the duly elected and acting Chief Executive Officer of Uni Core Holdings Corporation, a Wyoming corporation (the “Corporation”).

TWO:  Pursuant to Sections 17-16-1001 through 17-16-1007 of the Wyoming Business Corporations Act, the Articles of Incorporation of this Corporation are amended and restated to read in full as follows:

Article I

NAME

The name of the Corporation is Uni Core Holdings Corporation.

Article II

PERIOD OF DURATION

The period of duration of the Corporation is perpetual.

Article III

PURPOSES AND POWERS

The purpose of this Corporation is to engage in any lawful business, but not to engage in a business that is subject to regulation under a statue of the State of Wyoming.

Article IV

AUTHORIZED SHARES

(A)

Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is ten billion five million (10,005,000,000).  Ten

Billion (10,000,000,000) shares shall be Common Stock, each share with a par value of $0.001, and Five Million (5,000,000) shares shall be Preferred Stock, each share with a par value of $0.001.

(B)

Reverse Split.  Simultaneously with the filing of these Amended and Restated Articles of Incorporation, all issued and outstanding shares of common stock (the “Existing Common Stock”) of the Corporation shall be, and hereby are, automatically combined and reclassified as follows:  Each one hundred (100) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Stock Split”) as one (1) share of issued and outstanding common stock (the “New Common Stock”), provided that there shall be no fractional shares of New Common Stock issued.  In the case of any holder of fewer than one hundred (100) shares of Existing Common Stock or any aggregate number (whether held under one, or more than one, stock certificate) of shares of Existing Common Stock which, when divided by one hundred (100), does not result in a whole number (a “Fractional Shareholder”), the fractional share interest of New Common Stock held by any Fractional Shareholder as a result of the Reverse Stock Split, shall be rounded up to the nearest whole share of New Common Stock.  The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock.  From and after the filing of these Amended and Restated Articles of Incorporation, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock.  From and after the Effective Time, the term New Common Stock as used in this Article IV shall mean common stock as provided in these Amended and Restated Articles of Incorporation, including the par value therefore.

(C)

Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in series.  The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them.  Subject to compliance with applicable protective voting rights which may be granted to the Preferred Stock or series thereof in certificates of determination or this Corporation’s Articles of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock.  Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The board of directors of this Corporation is expressly granted authority, without shareholder approval, and within the limits of the Wyoming Business Corporations Act, to take all of the foregoing action.

(D)

Other Designations.  The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board of Directors.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s Bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.  Accordingly, unless and until otherwise designated by the Board of Directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Article V

DIRECTORS

The Corporation shall be governed by a Board of Directors consisting of no less than one (1) and no more than nine (9) directors.  Directors need not be shareholders of the Corporation.

Article VI

PRE-EMPTIVE RIGHTS

There shall be no pre-emptive rights to acquire unissued and/or treasury shares of stock of the Corporation.

Article VII

VOTING OF SHARES

Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the shareholders.  Each shareholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such shareholders, or by his duly authorized attorney-in-fact.  At each election of Directors, every shareholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are Directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election.

Article VIII

LIMITATION ON LIABILITY

To the fullest extent permitted by the Wyoming Business Corporations Act or any other applicable law as now in effect or as it may hereafter be amended, a Director  of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for any action taken or failure to take any action as a Director.

Article IX

SHAREHOLDER CONSENT

Shareholders of the Corporation shall be able to take shareholder action through a written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

THREE:  These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with Section 17-16-1003 of the Wyoming Business Corporations Act.

FOUR:  These Amended and Restated Articles of Incorporation were duly adopted by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Sections 17-16-1003 and 17-16-1004 of the Wyoming Business Corporations Act.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by James Chia-Hsun Wu, its duly authorized officer, on this 24th day of August, 2012, and the foregoing facts stated herein are true.

By:

/s/       James Chia-Hsun Wu

James Chia-Hsun Wu,

Chief Executive Officer